EXHIBIT 23

                               CONSENT OF KPMG LLP

The Board of Directors
AmQUEST, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-46720) on Form S-8 of Infocrossing, Inc. of our report dated July 13, 2001, with respect to the balance sheets of AmQUEST, Inc. as of April 30, 2001 and 2000, and the related statements of operations, stockholder's equity (deficit) and cash flows for each of the years in the three-year period ended April 30, 2001, which report appears in the Form 8-K/A of Infocrossing, Inc. dated April 17, 2002.



       /s/ KPMG LLP

Atlanta, GA
April 17, 2002